Exhibit 23.5

IDC China Beijing Office Room 611, Beijing Times Square, No.88 West Chang’An Avenue Beijing www.idc.com.cn
Date: 24 Nov 2010
Requested by:
Camelot Information Systems Inc.,
Beijing Publishing House, A6 North Third Ring Road, Xicheng District,
Beijing, the People’s Republic of China
Follow-on Offering Content Permission Form
IDC grants Camelot Information Systems Inc. permission to disclose the following information in any documents used in relation to the follow-on offering of Camelot Information Systems Inc.:
1.	According to IDC, a leading independent research firm, we are the largest domestic provider of SAP-based Enterprise Resource Planning services, or the ERP services in China as measured by 2009 revenue.
2.	According to IDC, China IT services industry reached US$10.7 billion in 2009 and is projected to reach US$18.2 billion in 2013, growing at a CAGR of 13.8% from 2008-2013, significantly higher than the worldwide IT services CAGR of 2.5% for the same period.
3.	Chart.
4.	According to IDC, the EA services had a market size of US$2.0 billion in 2009 and is projected to reach US$3.6 billion in 2013, with a CAGR of 15.2% from 2008 to 2013. EA software had a market size of US$1.7 billion in 2009 and is projected to reach US$2.8 billion in 2013, with a CAGR of 11.1% from 2008 to 2013.
5.	Chart.
6.	According to IDC, in 2009, the ERP solutions market was the largest segment of the EA market in China representing a market share of 53.1%.
7.	IDC estimates that the total ERP solutions market in China was US$2.0 billion in 2009 and is expected to reach US$3.6 billion in 2013, with a CAGR of 15.0% from 2008 to 2013.

IDC China Beijing Office Room 611, Beijing Times Square, No.88 West Chang’An Avenue Beijing www.idc.com.cn
8.	Chart.
9.	ERP solutions market generally comprises two sub-segments including ERP services and ERP software. ERP services took a 60.1% share of the total China ERP solutions market, reaching US$1.2 billion in 2009. According to IDC, the ERP services market in China is expected to reach US$2.3 billion in 2013, with a CAGR of 16.8% from 2008 to 2013. ERP software constituted 39.9% of the China ERP solutions market in 2009. Its market size reached US$0.8 billion in 2009 and is expected to grow to US$1.3 billion in 2013, with a CAGR of 12.4% from 2008 to 2013. The following graphics illustrate the forecast revenue growth trend in China’s ERP services market and ERP software market from 2008 to 2013.
10.	Chart.
11.	According to IDC, the SAP-based ERP services market is the largest ERP services market in China, with total market size of US$404.9 million in 2009, representing a market share of 33.9%. Oracle-based ERP Services market is the second largest with a market share of 20.7%. China’s SAP-based ERP services market is expected to reach US$724.1 million in 2013, with a CAGR of 15.1% from 2008 to 2013.
12.	Chart.
13.	Chart.

IDC China Beijing Office Room 611, Beijing Times Square, No.88 West Chang’An Avenue Beijing www.idc.com.cn
The above quotes are from this report:
Source Info: China ERP Solution Market 2009-2013 Forecast and Analysis
IDC Report #: Doc #CN2577403S
IDC Page #(s): P4, 5, 7, 8, 10, 12, 13, 17, 18
IDC Report Date: Mar 2010

IDC China Beijing Office Room 611, Beijing Times Square, No.88 West Chang’An Avenue Beijing www.idc.com.cn
14.	Chart.
15.	According to IT services spending data from IDC and GDP forecast from IMF, in 2009, China’s IT services spending as percentage of GDP was 0.2%, compared to 2.3% for the UK, 1.5% for US, 1.0% for Japan and 0.5% for India.
The above quotes are from this report:
Source Info: IDC Worldwide Black Book Query Tool, Version 4, 2009
IDC Report #: Doc #222283
IDC Page #(s): N/A
IDC Report Date: Mar 2010

IDC China Beijing Office Room 611, Beijing Times Square, No.88 West Chang’An Avenue Beijing www.idc.com.cn
16.	According to IDC’s projection, the worldwide ERP Applications market for applications license, maintenance and subscription was US$33.5 billion in 2009 and is expected to grow to US$40.4 billion by 2013, with a CAGR of 4.2% from 2008 to 2013.
The above quotes are from this report:
Source Info: Worldwide ERP Applications 2009 – 2013 Forecast and 2008 Vendor Shares
IDC Report #: Doc #220306
IDC Page #(s): P13
IDC Report Date: Oct. 2009
17.	According to IDC, China’s total spending on banking IT solutions was approximately US$1.0 billion in 2009 and is expected to increase to US$2.0 billion in 2013, with a CAGR of 18.5% from 2008 to 2013.
18.	According to IDC, Agree Technology is the second largest intermediary business solutions provider by 2008 market share.
19.	Chart.
20.	Chart.
The above quotes are from this report:
Source Info: China Banking Industry IT Solutions 2009 – 2013 Forecast and Analysis
IDC Report #: Doc #CN383112S
IDC Page #(s): P58, 61
IDC Report Date: July 2009

IDC China Beijing Office Room 611, Beijing Times Square, No.88 West Chang’An Avenue Beijing www.idc.com.cn
21.	According to IDC, the total insurance industry IT solutions market reached US$159.7 million in 2009, an increase of 15.6% from 2008. From 2008 to 2013, this market is expected to grow from US$138.1 million to US$322.7 million, representing a CAGR of 18.5% from 2008 to 2013.
22.	Among all the major solution segments, life insurance core business solutions are projected to grow from US$46.1 million in 2008 to US$101.9 million in 2013, representing a CAGR of 17.2% from 2008 to 2013.
The above quotes are from this report:
Source Info: People’s Republic of China Insurance Industry IT Solutions 2009 – 2013 Forecast and Analysis
IDC Report #: Doc #CN383105S
IDC Page #(s): P77
IDC Report Date: June 2009
It is understood by both IDC and Camelot Information Systems Inc. that the information will not be sold. It is further understood that IDC will be credited as the source of publication. IDC further consents to the disclosure of its name in Camelot Information Systems Inc.’s registration statement on Form F-1 and amendments thereto and to the filing of this letter as an exhibit thereto with the U.S. Securities and Exchange Commission.
(IDC Internal Use Only)
Analyst Account Manager:

☑	Approving Analyst	Content Area
☑	Leon Xiao
Approving VP/MD:
/s/ Cort Isernhagen
Cort Isernhagen
VP, IDC Insights, Intl